EXHIBIT 99.2

FOR IMMEDIATE RELEASE
Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

AEP INDUSTRIES INC. ANNOUNCES
$200 MILLION SENIOR NOTE OFFERING

South Hackensack, NJ, April 4, 2011 - AEP Industries Inc. (Nasdaq: AEPI, the "Company" or “AEP”) announced today its intention to offer $200 million in aggregate principal amount of senior notes due 2019 (the “New Notes”). The proceeds from the offering will be used to purchase the existing 7.875% Senior Notes due 2013 and pay the fees and expenses related to the offering and the tender offer and consent solicitation and, to the extent necessary, to redeem any remaining 7.875% Senior Notes due 2013 upon the completion of the tender offer and consent solicitation.  The Company intends to use the remaining proceeds to repay all or a portion of the amounts outstanding under the Company’s credit facility.

The New Notes will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States pursuant to Regulation S under the Securities Act.  The New Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the New Notes, nor shall there be any sale of New Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Company Information and Forward Looking Statements

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets.  The Company has manufacturing operations in the United States and Canada. For more information on the Company, visit the Company’s website at www.aepinc.com.

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the offering of the New Notes, including the contemplated size of such offering and any possible completion of such offering. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future event.